Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI APPOINTS SARA DIAL AND KIM MCWATERS

TO BOARD OF DIRECTORS

Tempe, AZ – August 1, 2014 – Mobile Mini, Inc. (Nasdaq GS: MINI) today announced Sara Dial, President and CEO of Sara Dial & Associates, an economic development and government relations consulting firm, and Kim McWaters, Chief Executive Officer and Chairman of Universal Technical Institute (NYSE: UTI), have been appointed to the Company’s Board of Directors. The appointment of Ms. Dial and Ms. McWaters expands the Board to 10 directors, 8 of whom are independent directors.

“Sara and Kim each have extraordinary business and leadership expertise, and we are delighted that they are joining Mobile Mini’s Board of Directors,” said Mike Watts, Mobile Mini’s Chairman.

Ms. Dial has led some of Arizona’s highest profile economic development initiatives including the creation and implementation of the “Discovery Triangle” and the restructuring of Arizona’s statewide economic development organization known today as the Arizona Commerce Authority. Ms. Dial also currently serves as a director of Grand Canyon Education, Inc. (NASDAQ: LOPE) and a member of the Advisory Board of BBVA Compass Bank.

Ms. McWaters is the Chairman and Chief Executive Officer of Universal Technical Institute, the nation’s leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. Ms. McWaters also serves as a director of the Penske Automotive Group, Inc. (NYSE: PAG).

“We conducted an extensive search for competence that would further strengthen our Board’s breadth of talent and background, and we are delighted to have identified two such outstanding individuals,” said Erik Olsson, Mobile Mini’s President, Chief Executive Officer and member of the Board of Directors. “I’m confident that Sara and Kim are both going to make an important and positive impact on our company.”

“I am honored to join the Mobile Mini board and work with this dynamic team,” Ms. Dial said. “Mobile Mini has been a leader in the portable storage industry for many years and I look forward to sharing my experiences and contributing to the future direction and growth of the company.”

“I am pleased to join the board at such an exciting time, and look forward to helping Mobile Mini achieve its vision of being the company of choice for its employees, customers and shareholders,” said Ms. McWaters.

Ms. Dial has previously served as Director of the Arizona Department of Commerce during which time the Department had record years of business development, working with more than 200 businesses that expanded in or relocated to Arizona. She is active in many local and national philanthropic boards including experience as Chairman of the Arizona School for the Arts Advisory Board and Social Venture Partners Arizona, a charitable foundation using a venture capital approach to giving. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry. She is a graduate of Stanford University with a Bachelor of Arts degree in international relations.

Ms. McWaters has spent her entire career at UTI, and has served as Chief Executive Officer since 2003, before being appointed Chairman in 2013. She is an active member of the community, with a passion for supporting women and children. Ms. McWaters has served on the boards of the Boys and Girls Clubs of Metropolitan Phoenix and Fresh Start Women’s Foundation for more than a decade. She holds a Bachelor of Business Administration degree from the University of Phoenix.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & CFO		The Equity Group Inc.
Mobile Mini, Inc.		Fred Buonocore (212) 836-9607
(480) 477-0241		Linda Latman (212) 836-9609
www.mobilemini.com

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